Exhibit 99.1

Statement for Higher Education Funding I

As of and for the Period ended: 12/31/2005

I.	Higher Education Funding I Deal Parameters

A		Series 2005-1 Notes	CUSIP	Original Balance	Interest Paid	Principal Paydown	Ending Balance	Current Factor
		Senior FRN:
	1	A-1	429827AT5	$ 242,000,000	$—	$—	$242,000,000	1.00000
	2	A-2	429827AU2	269,000,000	—	—	269,000,000	1.00000
	3	A-3	429827AV0	217,000,000	—	—	217,000,000	1.00000
	4	A-4	429827AW8	171,000,000	—	—	171,000,000	1.00000
	5	A-5	429827AX6	101,000,000	—	—	101,000,000	1.00000

	6	Total		$1,000,000,000	$—	$—	$1,000,000,000	1.00000

B		Portfolio Overview	12/31/2005
	1	Portfolio Balance	$1,771,685,510

	2	Accrued Interest	22,350,699
	3	SAP Receivable	11,691,281
	4	Servicer Payments Due	1,575,102
	5	Trust Cash Accounts	101,115,646

	6	Total Assets	$1,908,418,238

	7	Accrued Expenses	11,825,371 *
	8	FRNs	1,000,000,000
	9	Unregistered Notes	925,000,000

	10	Total Liabilities	$1,936,825,371

	11	Asset Coverage	98.52%
	12	WA Coupon	4.42%
	13	Average Balance	$39,512
	14	WA Remaining Months	287
	15	Number of Loans	44,839

*	See IV.A.7 through IV.A.8

II.	Higher Education Funding I Interest Rates

A		Series 2005-1 Notes	CUSIP	LIBOR Rate	Spread	Rate
		Senior FRN:
	1	A-1	429827AT5	4.39000%	0.03000%	4.42000%
	2	A-2	429827AU2	4.39000%	0.10000%	4.49000%
	3	A-3	429827AV0	4.39000%	0.13000%	4.52000%
	4	A-4	429827AW8	4.39000%	0.14000%	4.53000%
	5	A-5	429827AX6	4.39000%	0.16000%	4.55000%

III.	Higher Education Funding I Collection Account Activity 1/1/2005 through 12/31/2005

		Collection Account Activity
A		Account Balance 1/1/2005	$1,567,309
B		Collection period payment activity
	1	Principal Payments	150,614,951
	2	Interest Payments	39,839,967
	3	Fees	160,446
	4	Repurchased principal and interest	(137,911)

	5	Subtotal	190,477,454
C		Adjustments due to timing	(1,284,995)

	1	Total cash remitted by the Servicers	189,192,459
D		Other Deposits
	1	Amounts transferred from the acquisition account	—
	2	Amounts transferred from the administration account	—
	3	Amounts transferred from the borrower benefits account	217,413
	4	Amounts transferred from the reserve account	562,500
	5	Special allowance payments received	23,564,163
	6	Subsidy payments received	7,416,598
	7	Interest earnings on trust accounts	2,296,749

	8	Total cash deposits	223,249,881

E		Cash Distributions
	1	to the U.S. Department of Education	(16,665,438)
	2	to the administration account for certain costs and expenses	(4,392,608)
	3	to the interest account for payment of interest on Senior Notes	(60,333,356)
	4	to the principal account for payment of principal on Senior Notes	—
	5	to the interest account for payment of interest on Sub. Notes	(4,927,630)
	6	to the principal account for payment of principal on Sub. Notes	—
	7	to the reserve account to achieve defined requirement	—
	8	to the retirement account for principal on Amortizing Senior Notes	—
	9	to the retirement account for principal on Amortizing Sub. Notes	—
	10	to the interest account for payment of interest on Junior Notes	—
	11	to the principal account for payment of principal on Junior Notes	—
	12	other payments as may be set forth in the Supplemental Indenture	—
	13	to the acquisition account for acquisition of additional receivables	(1,000,000)
	14	to the interest account for payment of carry-over amounts on Senior Notes	—
	15	to the interest account for payment of carry-over amounts on Sub. Notes	—
	16	to the interest account for payment of carry-over amounts on Junior Notes	—
	17	to the interest account for swap termination payments on Senior Notes	—
	18	to the interest account for swap termination payments on Sub. Notes	—
	19	to the interest account for swap termination payments on Junior Notes	—
	20	to the credit of the retirement account	—
	21	excess to the surplus fund	(118,705,801)

F		Account Balance 12/31/2005	$18,792,358

IV.	Higher Education Funding I Trust Accounts / Certain Administration Fees Paid / Loan Purchased

A		Trust Cash Accounts	12/31/2005
		Restricted Cash:
	1	Reserve acct.	$14,437,500
	2	Acquisition acct.	10,611,884
	3	Collection acct.	18,792,358
	4	Principal acct.	—
	5	Retirement acct.	—
	6	Surplus acct.	45,448,533

		Subtotal	$89,290,275

		Accrued Expenses:
	7	Admin. acct.	141,478
	8	Interest acct.	11,298,171
	9	Benefits acct.	385,722

		Subtotal	$11,825,371

	10	Total	$101,115,646

B		Activity	1/1/2005 through 12/31/2005
	1	Beginning Balance of Reserve Account	$7,500,000
	2	Amount transferred into the Reserve Account	7,500,000
	3	Amount of any withdrawals from the Reserve Account	(562,500)

	4	Ending Balance of Reserve Account	$14,437,500

C		Activity	1/1/2005 through 12/31/2005
	1	Indenture Trustee Fees	$171,168
	2	Servicing Fees	$1,657,119

D		Activity	1/1/2005 through 12/31/2005
	1	Loan Purchased	$948,824,218

V.	Higher Education Funding I Portfolio Characteristics as of 12/31/2005

A		Loans by Status	$ of Loans	Distribution	# of loans	Distribution
		In Repayment, days DQ
	1	0-30	$1,076,678,487	60.77%	28,661	63.92%
	2	31-60	55,431,578	3.13%	1,461	3.26%
	3	61-90	26,700,757	1.51%	701	1.56%
	4	91-120	19,205,227	1.08%	483	1.08%
	5	121-150	9,467,197	0.53%	244	0.54%
	6	151-180	6,583,596	0.37%	168	0.37%
	7	181-210	4,567,823	0.26%	122	0.27%
	8	211-240	4,054,559	0.23%	114	0.25%
	9	241-270	3,459,484	0.20%	102	0.23%
	10	270+	4,353,953	0.25%	127	0.28%

		Total repayment	$1,210,502,661	68.32%	32,183	71.77%
	11	In School	173,623	0.01%	17	0.04%
	12	Grace	24,624	0.00%	2	0.00%
	13	Deferment	359,447,849	20.29%	8,185	18.25%
	14	Forbearance	197,132,349	11.13%	4,330	9.66%
	15	Claims in Process	4,404,404	0.25%	122	0.27%
	16	Administrative Rejects	—	0.00%	—	0.00%
	17	Net Rejects	—	0.00%	—	0.00%

		Total	$1,771,685,510	100.00%	44,839	100.00%

B		Loans by School Type	WA Coupon	$ of Loans	Distribution	# of loans	Distribution	Avg. Loan Balance
	1	4-Year	5.22%	$98,601	0.01%	11	0.02%	$8,964
	2	2-Year	4.70%	12,563	0.00%	3	0.01%	4,188
	3	Proprietary	0.00%	—	0.00%	—	0.00%	—
	4	Graduate	5.30%	243,882	0.01%	21	0.05%	11,613
	5	Other/Unknown	4.42%	1,771,330,463	99.98%	44,804	99.92%	39,535

		Total	4.42%	$1,771,685,510	100.00%	44,839	100.00%	$39,512

C		Loans by Guarantor	WA Coupon	$ of Loans	Distribution	# of Loans	Distribution	Avg. Loan Balance
	1	ASA	5.79%	$395,290,212	22.31%	9,217	20.56%	$42,887
	2	Texas Guarantee	6.79%	212,973	0.01%	5	0.01%	42,595
	3	Great Lakes	4.02%	1,376,182,325	77.68%	35,622	79.44%	38,633

		Total	4.42%	$1,771,685,510	100.00%	44,839	100.00%	$39,512

D		Loans by Servicer	WA Coupon	$ of Loans	Distribution	# of loans	Distribution	Default Guarantee
	1	ACS	5.79%	$395,503,185	22.32%	9,217	20.56%	100.00%
	2	Great Lakes	4.02%	1,376,182,325	77.68%	35,622	79.44%	100.00%

		Total	4.42%	$1,771,685,510	100.00%	44,839	100.00%	100.00%

E		Loans by Program	WA Coupon	$ of Loans	Distribution	# of loans	Distribution	Avg. Loan Balance
	1	Subsidized Stafford	4.74%	$108,855	0.01%	12	0.03%	$9,071
	2	Unsubsidized Stafford	4.80%	117,353	0.01%	11	0.02%	10,668
	3	PLUS	6.10%	128,839	0.01%	12	0.03%	10,737
	4	Consolidation	4.42%	1,771,330,463	99.98%	44,804	99.92%	39,535
	5	Non-FFELP	—	—	0.00%	—	0.00%	—

		Total	4.42%	$1,771,685,510	100.00%	44,839	100.00%	$39,512

F		Loans by APR	WA Coupon	$ of Loans	Distribution	# of loans	Distribution	Avg. Loan Balance
	1	<4%	3.24%	$940,622,114	53.09%	25,578	57.04%	$36,775
	2	4-5%	4.31%	353,074,579	19.93%	8,907	19.86%	39,640
	3	5-6%	5.41%	123,678,006	6.98%	2,629	5.86%	47,044
	4	6-7%	6.44%	133,805,855	7.55%	2,806	6.26%	47,686
	5	7-8%	7.47%	103,038,199	5.82%	2,241	5.00%	45,979
	6	8+%	8.18%	117,466,757	6.63%	2,678	5.97%	43,864

		Total	4.42%	$1,771,685,510	100.00%	44,839	100.00%	$39,512

G		Remaining Term (Months)	$ of loans	Distribution	# of loans	Distribution	Avg. Loan Balance
	1	0-60	$260,012	0.01%	24	0.05%	$10,834
	2	61-120	3,036,879	0.17%	258	0.58%	11,771
	3	121-180	62,711,374	3.54%	3,894	8.68%	16,105
	4	181-240	556,064,772	31.39%	20,586	45.91%	27,012
	5	241-300	435,346,801	24.57%	11,086	24.72%	39,270
	6	301-360	531,058,077	29.97%	7,064	15.75%	75,178
	7	361+	183,207,594	10.34%	1,927	4.30%	95,074

		Total	$1,771,685,510	100.00%	44,839	100.00%	$39,512